Exhibit 99.1

Altra Completes Divestiture of Jacobs Vehicle Systems Business

BRAINTREE, Mass., April 14, 2022 -- Altra Industrial Motion Corp. (Nasdaq: AIMC) (“Altra” or the “Company”), a leading global manufacturer and supplier of motion control, power transmission and automation products, today announced that it has completed the previously announced divestiture of its Jacobs Vehicle Systems (JVS) business to Cummins Inc. for $325 million in cash.

“We are pleased to announce the completion of this important transaction which will strengthen our balance sheet and capital allocation optionality” said Carl Christenson, Altra’s Chairman and Chief Executive Officer. “The sale of JVS was a key step in our strategy to focus our portfolio on highly engineered products in the motion control and power transmission markets and further establish Altra as a premier industrial company.”

Altra expects to use the proceeds, less transaction fees, to pay down debt and for general corporate purposes.

About Altra Industrial Motion Corp.

Altra Industrial Motion Corp. is a premier industrial global manufacturer and supplier of highly engineered motion control, automation and power transmission systems and components. Altra’s portfolio consists of 27 well-respected brands including Bauer Gear Motor, Boston Gear, Kollmorgen, Portescap, Stromag, Svendborg Brakes, TB Wood’s, Thomson and Warner Electric. Headquartered in Braintree, Massachusetts, Altra has over 9,600 employees and 49 production facilities in 16 countries around the world.

Forward-Looking Statements

All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, statements regarding management’s expectation regarding the use of the proceeds from the JVS transaction.

In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual events to differ materially from those anticipated by some of the statements made. These include: (1) Altra’s ability to realize the benefits anticipated from the sale of the JVS business and (2) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra does not intend to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

AIMC-G

CONTACT:

Altra Investor Relations

781-917-0600

Email: ir@altramotion.com